Exhibit 3.4
AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ARMSTRONG RESOURCE PARTNERS, L.P.
     This Amendment No. 1 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Armstrong Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), is entered into effective as of January 1, 2012, by Elk Creek GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
     WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 1, 2011 (as amended, the “Partnership Agreement”);
     WHEREAS, in connection with the purchase by Yorktown Energy Partners IX, L.P., a Delaware limited partnership, of 200,000 Series A Convertible Preferred Units in the Partnership, the General Partner executed that certain Amendment No. 1 To Exhibit A of the Partnership Agreement, dated as of December 22, 2011;
     WHEREAS, Section 10.2(c) of the Partnership Agreement provides that a duly authorized officer of the Partnership, without the approval of any Limited Partners, may amend the Partnership Agreement if such amendment does not adversely affect the Partners in any disproportionate and material respect, provided that the General Partner notifies the Partners of such amendment; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for such matters as are set forth herein.
     NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
1. Amendment. Section 7.1(b) of the Partnership Agreement is hereby amended to add the following as Section 7.1(b)(v) immediately following Section 7.1(b)(iv):
     (v) In connection with the foregoing provisions of this Section 7.1, the Partnership shall adopt the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 for any noncompensatory options of the Partnership, including the 200,000 Series A Convertible Preferred Units issued on December 22, 2011, unless otherwise required by applicable law.
2. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: ELK CREEK GP, LLC
By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	President